CUSIP No. 49372L 10 0	Schedule 13G	Page 8 of 8

Joint Filing Agreement

The undersigned hereby agree that they are jointly filing this statement on Schedule 13G. Each of them is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Dated: February 6, 2020

ONYX THERAPEUTICS, INC.

By:	/s/ Mary A. Lehmann
Name:	Mary A. Lehmann
Title:	Vice President, Finance and Treasurer

ONYX PHARMACEUTICALS, INC.

By:	/s/ Mary A. Lehmann
Name:	Mary A. Lehmann
Title:	Vice President, Finance and Treasurer

AMGEN INC.

By:	/s/ Mary A. Lehmann
Name:	Mary A. Lehmann
Title:	Vice President, Finance and Treasurer